EXHIBIT 10.17

LEASE TERMINATION AGREEMENT

                This LEASE TERMINATION AGREEMENT (“Agreement”) is entered into on March 27, 2002 (“Effective Date”) by and between 2855 E. COTTONWOOD PARKWAY, L.C. (“Landlord”) and OVERSTOCK.COM, INC., formally known as deals.com, inc., and DiscountsDirect (“Tenant”).

                WHEREAS, Tenant holds certain Premises (“Premises”) in Salt Lake City, Utah, under a Lease Agreement with Landlord dated December 21, 1998, as amended by Lease Addendum No. 1 dated April 6, 1999, Lease Addendum No. 1 dated June 18, 1999, and Lease Addendum No. 3 dated July 13, 1999 (collectively, the “Lease Agreement”), which Premises are described as follows:

Suite No. 500 on the 5th floor containing approximately 12,057 of rentable square feet (10,876 usf), situated at 2855 E. Cottonwood Parkway (the “Building”) in the City of Salt Lake City, State of Utah.

                WHEREAS, Tenant has requested that the Landlord consider the conditions upon which Tenant may be released from any further obligations under the Lease Agreement for the benefit of the Tenant; and

                WHEREAS, Subject to and in consideration of Landlord’s receipt from Tenant of the Consideration (defined below) and the general releases contained herein (collectively, the “Conditions”), Landlord is willing to effectuate with Tenant, in settlement and compromise of obligations of Tenant and claims otherwise available to Landlord under the Lease Agreement, a mutually agreed termination of the Lease Agreement as of the Effective Date;

                NOW, THEREFOR, IN CONSIDERATION of the mutual covenants hereinafter set forth, but subject to and conditioned upon the satisfaction of the Conditions, it is agreed by the parties hereto as follows:

1.     Recitals — The recitals to this Agreement are an integral part of the agreement and understanding of the parties, and are incorporated by reference in this Agreement not expressly defined in this Agreement will have the same meanings as set forth in the Lease Agreement.

2.     Consideration — In consideration of this Agreement and the release and termination contained herein, Tenant does hereby agree, concurrently with the execution of this Agreement by Landlord, to make, execute and deliver to Landlord consideration (collectively, the “Consideration”) consisting of the following

(i)            a payment to Landlord by cashier’s check, wire transfer or other immediately available funds in the sum of Three Hundred and Forty Thousand Dollars ($340,000.00), plus

(ii)           the transfer and assignment to Landlord, which Tenant does hereby make and grant to Landlord, of all fixtures, tenant improvements, and other items currently located in Suite 500 of the Building (the “Property”).

3.       Accord And Satisfaction — Landlord and Tenant shall accept said Consideration and the general releases contained herein as an accord and satisfaction with respect to all monies owed or owing to Landlord by Tenant pursuant to the Lease Agreement regarding the Premises leased by the Lease Agreement, including, but not limited to, Base and Additional Rent amounts, Parking Charges, and common area and Operating Expenses.  Tenant fully acknowledges that there are substantial present and valuable benefits realized by reason of the Landlord’s agreements and actions hereunder, including the immediate and present benefit of relief from ongoing rental payment and other expenses liabilities associated with the use and occupancy of the Premises under the Lease Agreement.  Tenant and Landlord acknowledge that the value realized is a present and contemporaneous reasonable value exchanged for the Consideration paid and made by Tenant to the Landlord hereunder.

4.     Termination of Obligations Under Lease Agreement — Except as set forth herein, upon the Effective Date all obligations of the parties under the Lease Agreement shall terminate, and any and all rights and obligations of the Landlord and Tenant arising from the Lease Agreement shall be extinguished.

5.     Premises — Immediately upon the Effective Date, the Tenant will fully and forever surrender the Premises and deliver possession of the same to the Landlord, notwithstanding the terms of the Lease Agreement.

6.     General Release By Landlord — Except as set forth herein, Landlord hereby releases, acquits and forever discharges Tenant, and each of its parent and/or related corporations, subsidiaries, successors, individual directors, officers, employees, agents, insurers and assigns, individually and collectively, and any and all other persons who might be claimed to be liable (collectively, “Tenant Parties”), of and from any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present or future, which Landlord has had or might have asserted or could assert against Tenant Parties arising out of or in connection with the subject Lease Agreement, including, without limitations, any claim, damage, right, accounting, Tenant Improvement Allowance, performance, payment or reimbursement.

7.     General Release By Tenant — Except as set forth herein, Tenant hereby releases, acquits and forever discharges Landlord and each of its parent and/or related corporations, subsidiaries, successors, individual directors, officers, employees, agents, insurers and assigns, individually and collectively, and any and all other persons who might be claimed to be liable (collectively, “Landlord Parties”), of and from any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past, present or future, which Tenant has had or might have asserted or could assert against Landlord Parties arising out of or in connection with the subject

Lease Agreement, including, without limitation, any claim, damage, right, accounting, Tenant Improvement Allowance, performance, payment or reimbursement.

8.     Representations and Warranties

(i)            Tenant represents and warrants to Landlord as follows, which representations and warranties shall survive the Effective Date, and Tenant acknowledges that but for such representations and warranties, Landlord would not execute this Agreement:

a.     That Tenant has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Tenant pursuant hereto, and all required action and approvals therefore have been obtained.  The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Tenant are and shall be duly authorized to sign the same on behalf of Tenant and to bind Tenant thereto.  This Agreement and the transactions contemplated by and under this Agreement will not result in a breach of, or constitute a default under, any agreement to which Tenant is subject or by which Tenant is bound.  The execution of this Agreement or any instrument or document required by the terms of this Agreement by Tenant and the consummation of the transactions contemplated by the Agreement by Tenant will not violate any Federal, State or local law, order, ruling, certificate or license, regulation or demand of any statute, court, regulatory agency or other tribunals to which Tenant is subject.

b.     That Overstock.com is the Tenant under the Lease Agreement, and that there are no claims, causes of action or litigation or proceedings initiated by or pending against Tenant, or to the best of Tenant’s knowledge, threatened against Tenant in respect to the right, title and interest of Tenant under the Lease Agreement.

c.     That there are no subleases, assignments or other agreements or contracts in existence to which Tenant is a party and that affect any of Tenant’s interest in the Lease Agreement or the Property and will be binding on Landlord after the Effective Date.  Tenant agrees to indemnify, defend and hold harmless Landlord from any claim that may be filed or asserted against the Property of asserting any right, title or interest of Tenant to the Property or the Lease Agreement that would affect the enforceability of this Agreement.  Tenant hereby indemnifies and agrees to defend and hold Landlord harmless from and against any and all loss, damage, liability and expense (including reasonable attorney fees and other litigation expenses) Landlord may suffer, sustain or incur as a result of any breach of the representations, warranties and covenants by Tenant specifically set forth in this Paragraph 8.

d.     Tenant has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.  There are no claims, actions suits or proceedings continuing, pending or, to the best of Tenant’s knowledge, threaten, involving the validity or enforceability of this Agreement or any other documents or instruments to be delivered by Tenant in connection therewith.  To the best of Tenant’s knowledge, to the extent relevant to the transactions contemplated hereunder, Tenant is not subject to or in default under any notice, order, writ, injunction, decree or demand of any court or any governmental department, board, commission, bureau, agency or instrumentality that would effect the enforceability of this Agreement.

(ii)           Landlord represents and warrants to Tenant as follows, which representations and warranties shall survive the Effective Date, and Landlord acknowledges that but for such representations and warranties, Tenant would not execute the Agreement:

a.     That Landlord has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Landlord pursuant hereto, and all required action and approvals therefore have been obtained.  The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Landlord, and to bind Landlord thereto.  This Agreement and the transactions contemplated by and under this Agreement will not result in a breach of, or constitute a default under any agreement to which Landlord is subject or by which Landlord is bound.  The execution of this Agreement or any instrument or document required by the terms of this Agreement by Landlord and the consummation by Landlord of the transactions contemplated by this Agreement will not violate any order, ruling, certificate or license, regulation or demand of any court, regulatory agency or other tribunals to which Landlord is subject.

b.     That 2855 E. Cottonwood Parkway, L.C. is the Landlord under the Lease Agreement and the owner of the Premises and that there are not claims, causes of action or litigation or proceedings initiated by or pending against Landlord, or to be the best of Landlord’s knowledge, threatened against Landlord in respect to the right, title and interest of Landlord in the Lease Agreement.

c.     Landlord agrees to indemnify, defend and hold harmless Tenant from any claim that may be files or asserted against the right, title or interest of Landlord to the Lease Agreement that would affect the enforceability of this Agreement.  Landlord hereby indemnifies and agrees to defend and hold Tenant harmless from and against any and all loss, damage, liability and expense (including reasonable attorney fees and other litigation expenses) Tenant may suffer, sustain or incur as a result of any breach of the representations, warranties and covenants by Landlord specifically set forth in this Paragraph 8.

d.     Landlord has not (i) made general assignments for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, or (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets.  There are no claims, actions, suits or proceedings continuing, pending or, to the best of Landlord’s knowledge, threaten, involving the validity or enforceability of this Agreement or any other documents or instruments to be delivered by Landlord in connection therewith.  To the best of Landlord’s knowledge, to the extend relevant to the transactions contemplated hereunder, Landlord is not subject to or in default under any notice, order, writ, injunction, decree or demand of any court or any governmental department, board, commission, bureau, agency or instrumentality that would effect the enforceability of this Agreement.

9.     Voluntary Agreement — Both Landlord and Tenant acknowledge and agree that they have read and understood the foregoing Agreement and that they have entered into this Agreement voluntarily and of their own free will, having had full opportunity to have the same reviewed by their respective legal counsel or other advisors.

10.   General Provisions — This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah.  The persons executing this Agreement warrant and represent that (a) Tenant or Landlord, as applicable, is a duly organized and existing legal entity, in good standing in the state of its formation, and (b) Tenant or Landlord, as applicable, has full right and authority to execute, deliver and perform this Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective legal representatives, and any authorized successors and assigns of the parties.  If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to affect the economic intent of the parties, and the remainder of the Agreement will continue in full force and effect.

                        EXECUTED as of the date and year above first written.

LANDLORD:

2855 E. COTTONWOOD PARKWAY,
L.C, a Utah limited liability company, by its manager, Cottonwood Partners Management, Ltd., by its general partner, CotNet Management, Inc., a Utah corporation

By:	/s/ John L. West
John L. West, President

TENANT:

OVERSTOCK.COM, INC.

By:	/s/ Jason Lindsey
	Name:	Jason Lindsey
	Title:	CFO, Director